Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Doug Marohn	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	President & CEO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial’s Columbia Grand Opening.

December 11, 2020 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) – an industry leading branch-based subprime auto lender focused on servicing the needs of the local independent dealer – announced today a grand opening celebration for our newest branch office in Columbia, South Carolina at 800 Columbiana Drive, Suite 106 on December 16, 2020. The official ribbon cutting ceremony will commence at 11:30 am and the celebration will continue until 12:30 pm. Please contact the local office at 803-336-4440 for more information regarding the event.

“We are excited to celebrate our renewed focus on expansion with the opening of our branch office in Columbia, South Carolina,” said Doug Marohn, president and CEO of Nicholas Financial.  “South Carolina has been a large part of our historical and recent success here at NFI.  Re-entering the Columbia market with a fresh new Branch office reinforces our commitment to this great state.”

In addition to the new Columbia, South Carolina office, the Company has new office build-outs underway in Salt Lake City, Utah and Milwaukee, Wisconsin.  The Company is also now licensed in Arizona, New Mexico and Texas and has recently initiated expansion efforts in each of those states.

For more information on Nicholas, visit www.nicholasfinancial.com.

About Nicholas Financial

Nicholas Financial, Inc. (NASDAQ:NICK) is a specialized consumer finance company, operating branch-based model with offices across the United States. The Company engages primarily in acquiring and servicing automobile finance installment contracts (“Contracts”) for purchases of used and new automobiles and light trucks. Additionally, Nicholas Financial originates direct consumer loans (“Direct Loans”) and sells consumer-finance related products.  For an index of Nicholas Financial, Inc’s new releases or to obtain a specific release, please visit our website at www.nicholasfinancial.com.

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